Exhibit 3.2

BYE-LAWS

OF

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

Adopted by the Members on [ ] , 2018

TABLE OF CONTENTS

INTERPRETATION		1

1.	Definitions	1

SHARES		4

2.	Power to Issue Shares	4
3.	Power of the Company to Purchase its Shares	4
4.	Rights Attaching to Shares	4
5.	Calls on Shares	7
6.	Forfeiture of Shares	7
7.	Share Certificates	8
8.	Fractional Shares	9

REGISTRATION OF SHARES		9

9.	Register of Members	9
10.	Registered Holder Absolute Owner	9
11.	Transfer of Shares	10
12.	Transmission of Shares	10

ALTERATION OF SHARE CAPITAL		11

13.	Power to Alter Capital	11
14.	Variation of Rights Attaching to Shares	11

DIVIDENDS AND CAPITALISATION		12

15.	Dividends	12
16.	Power to Set Aside Profits	12
17.	Method of Payment	12
18.	Capitalisation	13

MEETINGS OF MEMBERS		13

19.	Annual General Meetings	13
20.	Special General Meetings	13
21.	Requisitioned Special General Meetings	13
22.	Notice	13
23.	Business at General Meetings	14

24.	Giving Notice and Access	15
25.	Postponement of General Meeting	16
26.	Electronic Participation in General Meetings	16
27.	Quorum at General Meetings	16
28.	Chairman to Preside at General Meetings	17
29.	Voting on Resolutions	17
30.	Power to Demand a Vote on a Poll	18
31.	Voting by Joint Holders of Shares	19
32.	Instrument of Proxy	19
33.	Representation of Corporate Member	19
34.	Adjournment of General Meeting	20
35.	Written Resolutions	20
36.	Directors Attendance at General Meetings	21

DIRECTORS AND OFFICERS		21

37.	Election of Directors	21
38.	Number of Directors	21
39.	Term of Office of Directors	21
40.	Alternate Directors	21
41.	Removal of Directors	21
42.	Vacancy in the Office of Director	22
43.	Remuneration of Directors	22
44.	Defect in Appointment	22
45.	Advance Notice of Nominations and Other Business	23
46.	Directors to Manage Business	26
47.	Powers of the Board of Directors	27
48.	Register of Directors and Officers	28
49.	Appointment of Officers and Observers	28
50.	Appointment of Secretary	28
51.	Duties of Officers	29
52.	Remuneration of Officers	29
53.	Conflicts of Interest	29
54.	Indemnification and Exculpation of Directors and Officers	29

MEETINGS OF THE BOARD OF DIRECTORS		31

55.	Board Meetings	31
56.	Notice of Board Meetings	31
57.	Electronic Participation in Board Meetings	31
58.	Quorum at Board Meetings	31
59.	Board to Continue in the Event of Vacancy	31
60.	Chairman to Preside	31
61.	Written Resolutions	32
62.	Validity of Prior Acts of the Board	32

CORPORATE RECORDS		32

63.	Minutes	32
64.	Place Where Corporate Records Kept	32
65.	Form and Use of Seal	32

ACCOUNTS		33

66.	Records of Account	33
67.	Financial Year End	33

AUDITS		33

68.	Annual Audit	33
69.	Appointment of Auditor	33
70.	Remuneration of Auditor	33
71.	Duties of Auditor	34
72.	Access to Records	34
73.	Financial Statements and the Auditor’s Report	34
74.	Vacancy in the Office of Auditor	34

VOLUNTARY WINDING-UP AND DISSOLUTION		34

75.	Winding-Up	34

CHANGES TO CONSTITUTION		35

76.	Changes to Bye-laws	35
77.	Changes to the Memorandum of Association	35
78.	Mergers and Amalgamations	35
79.	Discontinuance	35

INTERPRETATION

1.                                      Definitions

1.1                               In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	the Companies Act 1981 of Bermuda, as amended from time to time;

Affiliate

with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person;

Alternate Director	an alternate director appointed in accordance with these Bye-laws;

Auditor	includes an individual, company or partnership;

beneficial owner, beneficially own and beneficial ownership

have the meanings given to those terms in Rule 13d-3 under the Exchange Act and the rules and regulations promulgated thereunder, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule;

Board

the board of directors (including, for the avoidance of doubt, a sole director) appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the directors present at a meeting of directors at which there is a quorum;

Certificate of Designation

means any certificate of designation issued by the Board setting out the rights, preferences, powers, privileges and restrictions, qualifications and limitations of any Preference Shares or series of Preference Shares, as any such certificate of designation may, from time to time, be amended, restated or supplemented in accordance with the terms thereof;

CM Bermuda	CM Bermuda Ltd., a Bermuda holding company;

CMB Director	any individual who serves as a Director and who is Affiliated with CM Bermuda or any of its Affiliates;

Common Shares	has the meaning ascribed to that term in Bye-law 4.1;

Company	Sirius International Insurance Group, Ltd., which is the company for which these Bye-laws are approved and confirmed;

Director	a director of the Company and shall include an Alternate Director;

Exchange Act	the U.S. Securities Exchange Act of 1934, as amended;

Member

the person registered in the Register of Members as the holder of shares (including the Common Shares and the Preference Shares) in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

notice	written notice as further provided in these Bye-laws unless otherwise specifically stated;

Observer	has the meaning ascribed to that term in Bye-law 49.2;

Officer	any person appointed by the Board to hold an office in the Company;

Person

an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity;

Preference Shares	has the meaning ascribed to that term in Bye-law 4.1;

Register of Directors and Officers	the register of directors and officers referred to in these Bye-laws;

Register of Members	the register of Members referred to in these Bye-laws;

Resident Representative	any person appointed to act as resident representative and includes any deputy or assistant resident representative;

Secretary

the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Shareholders Agreement	the Shareholders Agreement dated [ ], 2018 among the Company, CM Bermuda and the investors named therein; and

Treasury Share	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled.

1.2                               In these Bye-laws, where not inconsistent with the context:

(a)                                 words denoting the plural number include the singular number and vice versa;

(b)                                 words denoting the masculine gender include the feminine and neuter genders;

(c)                                  words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)                                 the words:-

(i)                                     “may” shall be construed as permissive; and

(ii)                                  “shall” shall be construed as imperative;

(e)                                  a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof;

(f)                                   the word “corporation” means a corporation whether or not a company within the meaning of the Act; and

(g)                                  unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

1.3                               In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4                               Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.                                      Power to Issue Shares

2.1                               Subject to these Bye-laws and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine.

2.2                               Subject to the Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion).

3.                                      Power of the Company to Purchase its Shares

3.1                               The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit.

3.2                               The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

4.                                      Rights Attaching to Shares

4.1                               At the date these Bye-laws are adopted, the share capital of the Company is divided into two classes: (i) 500,000,000 common shares of par value U.S. $0.01 each (the “Common Shares”) and (ii) 100,000,000 preference shares of par value U.S. $0.01 each (the “Preference Shares”).

4.2                               The holders of Common Shares shall, subject to these Bye-laws (including, without limitation, the rights attaching to Preference Shares):

(a)                                 be entitled to one vote per share;

(b)                                 be entitled to such dividends as the Board may from time to time declare;

(c)                                  in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)                                 generally be entitled to enjoy all of the rights attaching to shares.

4.3                               The Board is authorised to provide for the issuance of the Preference Shares in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series (and, for the avoidance of doubt, such matters and the issuance of such Preference Shares shall not be deemed to vary the rights attached to the Common Shares or, subject to the terms of any other series of Preference Shares, to vary the rights attached to any other series of Preference Shares).  The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)                                 the number of shares constituting that series and the distinctive designation of that series;

(b)                                 the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of that series;

(c)                                  whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d)                                 whether the series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares) and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

(e)                                  whether or not the shares of that series shall be redeemable or repurchaseable and, if so, the terms and conditions of such redemption or repurchase, including the manner of selecting shares for redemption or repurchase if less than all shares are to be redeemed or repurchased, the date or dates upon or after which they shall be redeemable or repurchaseable, and the amount per share payable in case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase dates;

(f)                                   whether that series shall have a sinking fund for the redemption or repurchase of shares of that series and, if so, the terms and amount of such sinking fund;

(g)                                  the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;

(h)                                 the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment in respect of shares of that series;

(i)                                     the rights of holders of that series to elect or appoint directors; and

(j)                                    any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

4.4                               Any Preference Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorised and unissued Preference Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Shares to be created by resolution or resolutions of the Board or as part of any other series of Preference Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preference Shares.

4.5                               Subject to these Bye-laws, the holders of Preference Shares issued by the Board in accordance with Bye-law 4.4, if any, shall be subject to the rights and restrictions set out in a Certificate of Designation in respect thereof.

4.6                               At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

4.7                               All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the

Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

5.                                      Calls on Shares

5.1                               The Board may make such calls as it thinks fit upon the Members in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment.  The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2                               The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

5.3                               The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up.

6.                                      Forfeiture of Shares

6.1                               If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call Sirius International Insurance Group, Ltd. (the “Company”)

You have failed to pay the call of [amount of call] made on [date], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on [date], the day appointed for payment of such call.  You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [date] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [date]

[Signature of Secretary] By Order of the Board

6.2                               If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.  Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Bye-laws and the Act.

6.3                               A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

6.4                               The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed.  Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

7.                                      Share Certificates

7.1                               Subject to the provisions of this Bye-law 7, every Member shall be entitled to a certificate under the common seal (or a facsimile thereof) of the Company or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares.  The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

7.2                               The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.

7.3                               If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

7.4                               Notwithstanding any provisions of these Bye-laws, the Board shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements it may, in its absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form.

7.5                               Without prejudice to Bye-law 7.4, but notwithstanding any other provisions of these Bye-laws, the Board shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement and/or approve any arrangements it may, in its absolute discretion, think fit in relation to the evidencing of title to and transfer of interests in shares in the capital of the Company in the form of depositary interests or similar interests, instruments or securities, and the holding and transfer of such interests, instruments or securities in uncertificated form and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer thereof or the shares in the capital of the Company represented thereby.  The Board may from time to time take such actions and do such things as it may, in its absolute discretion, think fit in relation to the operation of any such arrangements.

8.                                      Fractional Shares

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTRATION OF SHARES

9.                                      Register of Members

9.1                               The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

9.2                               The Register of Members shall be open to inspection without charge at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection.  The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty days in each year.

10.                               Registered Holder Absolute Owner

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.                               Transfer of Shares

11.1                        Transfers of shares shall be made only upon the transfer books of the Company kept at an office of the Company or by transfer agents designated to transfer shares of the Company. In the case of certificated shares, except where a certificate is issued in accordance with Bye-law 7.3, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate or uncertificated share is issued therefor. Uncertificated shares shall be transferred upon presentment of proper evidence of succession, assignation or authority to transfer in accordance with the customary procedures for transferring shares in uncertificated form.

11.2                        The issue, transfer, conversion and registration of share certificates and uncertificated shares shall be governed by such other regulations as the Board may establish.

11.3                        The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate (if any) in respect of the shares to which it relates and by such other evidence as the Board may reasonably require showing the right of the transferor to make the transfer.

11.4                        The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

11.5                        The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share.  The Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained.  If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

11.6                        Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an appointed stock exchange (as defined under the Act) may be transferred in accordance with the rules and regulations of such exchange.

12.                               Transmission of Shares

12.1                        In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares.  Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased

Member with other persons.  Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

12.2                        Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share.

12.3                        On the presentation of the foregoing evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member.  Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

12.4                        Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

ALTERATION OF SHARE CAPITAL

13.                               Power to Alter Capital

13.1                        Subject to any rights of any Preference Share holders granted under a Certificate of Designation, the Company may if authorised by resolution of the Members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act.

13.2                        Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

14.                               Variation of Rights Attaching to Shares

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class.  The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

DIVIDENDS AND CAPITALISATION

15.                               Dividends

15.1                        The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets.  No unpaid dividend shall bear interest as against the Company.

15.2                        The Board may fix any date as the record date for determining the Members entitled to receive any dividend.

15.3                        The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

15.4                        The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company.  No unpaid distribution shall bear interest as against the Company.

16.                               Power to Set Aside Profits

The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.

17.                               Method of Payment

17.1                        Any dividend, interest, or other monies payable in cash in respect of the shares may be paid by (a) cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the holder may in writing direct, or (b) direct transfer to such bank account as such Member may direct.

17.2                        In the case of joint holders of shares, any dividend, interest or other monies payable in cash in respect of shares may be paid by (a) cheque or draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may in writing direct, or (b) direct transfer to such bank account as the joint holders may in writing direct.  If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

17.3                        The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

18.                               Capitalisation

18.1                        The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

18.2                        The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

19.                               Annual General Meetings

An annual general meeting shall be held in each year (other than the year of incorporation) at such time and place as the president or the chairman of the Company (if any) or any two Directors or any Director and the Secretary or the Board shall appoint.

20.                               Special General Meetings

The president or the chairman of the Company (if any) or any two Directors or any Director and the Secretary or the Board may convene a special general meeting whenever in their judgment such a meeting is necessary.  Members may requisition a special general meeting pursuant to Bye-law 21.

21.                               Requisitioned Special General Meetings

The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply.

22.                               Notice

22.1                        At least ten (10) days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

22.2                        At least ten (10) days’ notice of a special general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

22.3                        The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting.

22.4                        A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

22.5                        The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

23.                               Business at General Meetings

23.1                        At any annual general meeting, only such nominations of persons for election to the Board shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting.  For nominations to be properly made at an annual general meeting, and proposals of other business to be properly brought before an annual general meeting, nominations and proposals of other business must be (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly brought before the annual general meeting, by or at the direction of the Board (or any duly authorized committee thereof), or (c) otherwise properly brought before the annual general meeting by a Member in accordance with the applicable provisions of Bye-laws 23 and 45, provided, in each case, that such business proposed to be conducted is, under applicable law, a proper subject for determination by the Members.  For nominations of persons for election to the Board or proposals of other business to be properly requested by a Member to be made at an annual general meeting, a Member must (i) be a Member at the time of giving of notice of such annual general meeting by or at the direction of the Board and at the time of the annual general meeting, (ii) be entitled to vote at such annual general meeting, and (iii) comply with the procedures set forth in Bye-law 45 as to such business or nomination.  The immediately preceding sentence shall be the exclusive means for a Member to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Exchange Act, where applicable, and included in the Company’s notice of meeting) before an annual general meeting.

23.2                        At any special general meeting, only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to the Company’s notice of meeting.  To be properly brought before a special general meeting, proposals of business must be (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board or (b) otherwise properly brought before the special general meeting, by or at the direction of the Board.  At any special general meeting, only such nominations of persons for election to the Board may be made at a special general meeting at which Directors are to be elected, as shall have been properly brought before the meeting.  For nominations to be properly made at a special general meeting, nominations must be specified in the Company’s notice of meeting (or any supplement thereto), (i) by or at the direction of the Board or (ii) provided that the Board has determined that Directors shall be elected at such meeting, by any Member who (A) is a Member at the time of giving of notice of such special general meeting and at the time of the special general meeting, (B) is entitled to vote at the meeting, and (C) complies with the procedures set forth in Bye-law 45 as to such nomination.

23.3                        Except as otherwise provided by law or these Bye-laws, the chairman of the general meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these Bye-laws and, if any proposed nomination or other business is not in compliance with the procedures set forth in these Bye-laws, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded.

24.                               Giving Notice and Access

24.1                        A notice may be given by the Company to a Member:

(a)                                 by delivering it to such Member in person, in which case the notice shall be deemed to have been served upon such delivery; or

(b)                                 by sending it by post to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served seven days after the date on which it is deposited, with postage prepaid, in the mail; or

(c)                                  by sending it by courier to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served two days after the date on which it is deposited, with courier fees paid, with the courier service; or

(d)                                 by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose, in which case the notice shall be deemed to have been served at the time that it would in the ordinary course be transmitted; or

(e)                                  by delivering it in accordance with the provisions of the Act pertaining to delivery of electronic records by publication on a website and the Member is sent a notice that includes the address of the website, the place on the website where the document may be found, and instructions as to how the document may be accessed on the website, in which case the notice shall be deemed to have been served at the time when the requirements of the Act in that regard have been met.

24.2                        Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

24.3                        In proving service under paragraphs 24.1(b), (c) and (d), it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier, or transmitted by electronic means.

25.                               Postponement of General Meeting

The chairman or the Board may, and the Secretary on instruction from the chairman or the Board shall, postpone any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement is given to the Members before the time for such meeting.  Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with these Bye-laws.

26.                               Electronic Participation in General Meetings

If so permitted by the Board or the chairman in relation to a general meeting, Members may participate in such general meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

27.                               Quorum at General Meetings

27.1                        At any general meeting two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company throughout the meeting shall form a quorum for the transaction of business, provided that if the Company shall at any time have only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time.

27.2                        If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, fresh notice of the resumption of the meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

28.                               Chairman to Preside at General Meetings

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the chairman of the Company, if there be one, and if not, the president (if he or she is a Director), if there be one, shall act as chairman of the meeting at all general meetings at which such person is present.  In their absence, a chairman of the meeting shall be appointed or elected by those present at the meeting and entitled to vote.

29.                               Voting on Resolutions

29.1                        Subject to the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes the resolution shall fail.

29.2                        No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

29.3                        At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands or by a count of votes received in the form of electronic records, and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Bye-laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand or by communicating their vote in the form of an electronic record.

29.4                        In the event that a Member participates in a general meeting by telephone, electronic or other communication facilities or means, the chairman of the meeting shall direct the manner in which such Member may cast his vote in accordance with Bye-law 29.3.

29.5                        At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

29.6                        At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands or by a count of votes received in the form of electronic records, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

30.                               Power to Demand a Vote on a Poll

30.1                        Notwithstanding the foregoing, a poll may be demanded by any of the following persons:

(a)                                 the chairman of such meeting; or

(b)                                 at least three Members present in person or represented by proxy; or

(c)                                  any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d)                                 any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

30.2                        Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present in person or by proxy at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands.  A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

30.3                        A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith.  A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman (or acting chairman) of the meeting may direct.  Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

30.4                        Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy.  Each person present by telephone, electronic or other communication facilities or means shall cast his vote in such manner as the chairman of the meeting shall direct.  At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two persons appointed by the chairman of the meeting for the purpose and the result of the poll shall be declared by the chairman of the meeting.

31.                               Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

32.                               Instrument of Proxy

32.1                        Each Member entitled to vote at a meeting of Members or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such Member by proxy.  A Member may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary.

32.2                        The instrument appointing a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the instrument appointing a proxy proposes to vote, and an instrument appointing a proxy which is not received in the manner so prescribed shall be invalid.

32.3                        A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

32.4                        The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

33.                               Representation of Corporate Member

33.1                        A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

33.2                        Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

34.                               Adjournment of General Meeting

The chairman of a general meeting may, and shall if so directed by a majority of the Members present in person and representing in person or by proxy at the meeting, adjourn the meeting. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

35.                               Written Resolutions

35.1                        Subject to these Bye-laws, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may be done without a meeting by written resolution in accordance with this Bye-law.

35.2                        Notice of a written resolution shall be given, and a copy of the resolution shall be circulated to all Members who would be entitled to attend a meeting and vote thereon.  The accidental omission to give notice to, or the non-receipt of a notice by, any Member does not invalidate the passing of a resolution.

35.3                        A written resolution is passed when it is signed by (or in the case of a Member that is a corporation, on behalf of) the Members who at the date that the notice is given represent such majority of votes as would be required if the resolution was voted on at a meeting of Members at which all Members entitled to attend and vote thereat were present and voting.

35.4                        A resolution in writing may be signed in any number of counterparts.

35.5                        A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

35.6                        A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Act.

35.7                        This Bye-law shall not apply to:

(a)                                 a resolution passed to remove an Auditor from office before the expiration of his term of office; or

(b)                                 a resolution passed for the purpose of removing a Director before the expiration of his term of office.

35.8                        For the purposes of this Bye-law, the effective date of the resolution is the date when the resolution is signed by (or in the case of a Member that is a corporation, on behalf of) the last Member whose signature results in the necessary voting majority being achieved and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

36.                               Directors Attendance at General Meetings

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

37.                               Election of Directors

The Board shall be elected or appointed in the first place at the statutory meeting of the Company and thereafter, except in the case of a casual vacancy, at the annual general meeting or at any special general meeting called for that purpose; provided, however, that the appointment and election of Directors shall at all times be subject to the terms and conditions of the Shareholders Agreement.

38.                               Number of Directors

The Board shall be fixed from time to time pursuant to the affirmative vote of a majority of the Board. The number Directors shall consist of not less than one Director or such number in excess thereof as the Board may determine.

39.                               Term of Office of Directors

Directors shall hold office until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated.

40.                               Alternate Directors

CM Bermuda may appoint a person to act as an Alternate Director for the CMB Director.  No person may be appointed by the Members, the Board or a Director as an Alternate Director, except as otherwise provided in this Bye-law 40.

41.                               Removal of Directors

41.1                        Subject to any provision to the contrary in these Bye-laws or the Shareholders Agreement, the Members entitled to vote for the election of Directors may, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director with or without cause provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal.

41.2                        If a Director is removed from the Board under this Bye-law the Members may fill the vacancy at the meeting at which such Director is removed.  In the absence of such election or appointment, the Board may fill the vacancy.

42.                               Vacancy in the Office of Director

42.1                        The office of Director shall be vacated if the Director:

(a)                                 is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)                                 is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)                                  is or becomes of unsound mind or dies; or

(d)                                 resigns his office by notice to the Company.

42.2                        The Board shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring as a result of the death, disability, disqualification or resignation of any Director and to appoint an Alternate Director to any Director so appointed.

43.                               Remuneration of Directors

The remuneration (if any) of the Directors shall be determined by the Board and shall be deemed to accrue from day to day.  The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from Board meetings, meetings of any committee appointed by the Board or general meetings, or in connection with the business of the Company or their duties as Directors generally.

44.                               Defect in Appointment

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

45.                               Advance Notice of Nominations and Other Business

45.1                        Nominations for the election of Directors shall be made and such other business shall be proposed by the Board or by any Member entitled to vote for the election of Directors in accordance with Bye-law 23 and this Bye-law 45.  Any Member entitled to vote for the election of Directors may nominate persons for election as Directors or propose other business to be brought before an annual general meeting only if written notice of such Member’s intent to make such nomination or bring such other business is given, either by personal delivery or by mail, postage prepaid or any recognized overnight delivery service, to the Secretary of the Company not later than (i) with respect to an election to be held at or other business to brought before an annual general meeting, 90 days prior to the anniversary date of the immediately preceding annual general meeting or not later than 10 days after notice or public disclosure of the date of the annual general meeting is given or made available to Members, whichever date is earlier, and (ii) with respect to an election to be held at a special general meeting for the election of Directors, the close of business on the seventh day following the date on which notice of such meeting is first given to Members.  In addition, to be timely, a Member’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Company not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date for the meeting, or any adjournment or postponement thereof, in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof.

45.2                        To be in proper form, a Member’s notice (whether given pursuant to Bye-law 23.1 or 23.2) to the Secretary must include the following, as applicable: (i) As to the Member giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, a Member’s notice must set forth: (A) the name and address of such Member, as they appear on the Company’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (B) (1) the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such Member, such beneficial owner and their respective Affiliates or associates or others acting in concert therewith, (2) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard of whether the Member of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right (a “Derivative Instrument”) directly or indirectly owned beneficially by such Member, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which such Member has a right to vote or direct the vote of any class or series of shares of the Company, (4) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Member, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such Member with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (“Short Interests”), (5) any rights to dividends on the shares of the Company owned beneficially by such Member that are separated or separable from the underlying shares of the Company, (6) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Member is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (7) any performance-related fees (other than an asset-based fee) that such Member is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, including without limitation any such interests held by members of such Member’s immediate family sharing the same household, (8) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such Member, and (9) any direct or indirect interest of such Member in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (C) any other information relating to such Member and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of Directors in a contested election pursuant to Section

14 of the Exchange Act and the rules and regulations promulgated thereunder, whether or not applicable; (ii) If the notice relates to any business other than a nomination of a Director or Directors that the Member proposes to bring before the meeting, a Member’s notice must, in addition to the matters set forth in paragraph (i) above, also set forth: (A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such Member and beneficial owner, if any, in such business, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration) and (C) a description of all agreements, arrangements and understandings between such Member and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such Member; (iii) As to each person, if any, whom the Member proposes to nominate for election or reelection to the Board, a Member’s notice must, in addition to the matters set forth in paragraph (i) above, also set forth: (A) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, whether or not applicable (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and a written statement of such person’s intention to serve as a director for the full term for which such person is to stand for election, and (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Member and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K, whether or not applicable, if the Member making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (iv) With respect to each person, if any, whom the Member proposes to nominate for election or reelection to the Board, a Member’s notice must, in addition to the matters set forth in paragraphs (i) and (iii) above, also include a completed and signed questionnaire, representation and agreement required by Bye-law 45.4. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable Member’s understanding of the independence, or lack thereof, of such nominee.

45.3                        Notwithstanding the foregoing provisions of this Bye-law, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bye-law; provided, however, that any references in these Bye-laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Bye-law 23.  Nothing in this Bye-law shall be deemed to affect any rights (1) of Members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, where applicable, or (2) of the holders of any series of Preference Shares if and to the extent provided for under law or these Bye-laws. Subject to Rule 14a-8 under the Exchange Act, where applicable, nothing in these Bye-laws shall be construed to permit any Member, or give any Member the right, to include or have disseminated or described in the Company’s proxy statement any nomination of Director or Directors or any other business proposal.

45.4                        To be eligible to be a nominee for election or reelection as a Director, any person who has been proposed by a Member to be nominated pursuant to the procedures in Bye-law 45 must deliver (in accordance with the applicable time periods prescribed for delivery of notice under Bye-law 45) to the Secretary at the principal executive offices of the Company a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a nominee or Director that has not been disclosed therein, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company.

46.                               Directors to Manage Business

The business of the Company shall be managed and conducted by the Board.  In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in general meeting.

47.                               Powers of the Board of Directors

The Board may:

(a)                                 appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)                                 exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture shares and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)                                  appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)                                 appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)                                  by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)                                   procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)                                  delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board which may consist partly or entirely of non-Directors, provided that every such committee shall conform to such directions as the Board shall impose on them and provided further that the meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board;

(h)                                 delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(i)                                     present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)                                    in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)                                 authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

48.                               Register of Directors and Officers

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

49.                               Appointment of Officers and Observers

49.1                        The Board may appoint such Officers (who may or may not be Directors) as the Board may determine for such terms as the Board deems fit.

49.2                        CM Bermuda shall be entitled to appoint one or more observers to the Board (each, an “Observer”) for so long as CM Bermuda beneficially owns at least 50% of the issued and outstanding Common Shares.  Each Observer shall be entitled to attend all meetings of the Board and any committee established by the Board in a nonvoting observer capacity and, in this respect, the Company shall give each Observer copies of all notices, minutes, consents, and other materials provided to the Directors at the same time and in the same manner as provided to the Directors; provided, however, that each Observer shall agree to hold in confidence and trust all information so provided, but only to the extent as each Observer would be obligated to do were it a Director; and provided, further, that the Company reserves the right to withhold any information and to exclude an Observer from any meeting or portion thereof if the Company reasonably believes upon the advice of counsel that access to such information or attendance at such meeting is reasonably expected to adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets or a conflict of interest.

49.3                        Each Observer may participate in Board meetings by such telephonic, electronic or other or means as permits all persons participating in the meeting to communicate with each other simultaneously and instantaneously.

50.                               Appointment of Secretary

The Secretary shall be appointed by the Board from time to time for such term as the Board deems fit.

51.                               Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

52.                               Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine.

53.                               Conflicts of Interest

53.1                        Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the parties.  Nothing herein contained shall authorise a Director or a Director’s firm, partner or company to act as Auditor to the Company.

53.2                        A Director who is directly or indirectly interested in a contract or proposed contract with the Company (an “Interested Director”) shall declare the nature of such interest as required by the Act and is not required to recuse himself so long as the requirements of these Bye-laws are met.

53.3                        An Interested Director who has complied with the requirements of the foregoing Bye-law may:

(a)                                 vote in respect of such contract or proposed contract; and/or

(b)                                 be counted in the quorum for the meeting at which the contract or proposed contract is to be voted on,

and no such contract or proposed contract shall be void or voidable by reason only that the Interested Director voted on it or was counted in the quorum of the relevant meeting and the Interested Director shall not be liable to account to the Company for any profit realised thereby.

54.                               Indemnification and Exculpation of Directors and Officers

54.1                        To the fullest extent permitted by law, a Director shall not be liable to the Company or its Members for breach of fiduciary duty as a Director.

54.2                        Without limitation of any right conferred by Bye-law 54.1, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that such person is or was a Director, Resident Representative or Officer (such term to include any person appointed to any committee by the Board) of the Company, or is or was serving at the request of the Company as a Director, Resident Representative, Officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan , whether the basis of such proceeding is alleged action in an official capacity while serving as a Director, Resident Representative, employee or agent and every one of them (whether for the time being or formerly), and their heirs, executors and administrators (each of which an “indemnified party”), shall be indemnified and held harmless by the Company to the fullest extent permitted by law from and against all actions, costs, charges, losses, damages and expenses (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any monies or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any monies of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties.  To the fullest extent permitted by law, no Member shall have any claim or right of action, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer.

54.3                        The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him under the Act in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

54.4                        The Company may advance monies to a Director or Officer for the costs, charges and expenses incurred by the Director or Officer in defending any civil or criminal proceedings against him, on condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty in relation to the Company is proved against him.

MEETINGS OF THE BOARD OF DIRECTORS

55.                               Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit.  A resolution put to the vote at a Board meeting shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

56.                               Notice of Board Meetings

A Director may, and the Secretary on the requisition of the chairman shall, at any time summon a Board meeting.  Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

57.                               Electronic Participation in Board Meetings

Directors may participate in any meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.  Such a meeting shall be considered to take place where the chairman of the meeting establishes that the meeting is held.

58.                               Quorum at Board Meetings

At all meetings of the Board, one half (1/2) of the Directors then in office (but not less than two Directors) present in person at such meeting shall be sufficient to constitute a quorum for a meeting of Directors.

59.                               Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at Board meetings, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

60.                               Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending, the chairman of the Company, if there be one, and if not, the president (if he or she is a Director), if there be one, shall act as chairman of the meeting at all Board meetings at which such person is present.  In their absence, a chairman of the meeting shall be appointed or elected by the Directors present at the meeting.

61.                               Written Resolutions

A resolution signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a Board meeting duly called and constituted, such resolution to be effective on the date on which the resolution is signed by the last Director.  For the purposes of this Bye-law only, “the Directors” shall not include an Alternate Director.

62.                               Validity of Prior Acts of the Board

No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

63.                               Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)                                 of all elections and appointments of Officers;

(b)                                 of the names of the Directors present at each Board meeting and of any committee appointed by the Board; and

(c)                                  of all resolutions and proceedings of general meetings of the Members, Board meetings, meetings of managers and meetings of committees appointed by the Board.

64.                               Place Where Corporate Records Kept

Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

65.                               Form and Use of Seal

65.1                        The Company may adopt a seal in such form as the Board may determine.  The Board may adopt one or more duplicate seals for use in or outside Bermuda.

65.2                        A seal may, but need not, be affixed to any deed, instrument or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director, or (ii) any Officer, or (iii) the Secretary, or (iv) any person authorised by the Board for that purpose.

65.3                        A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

ACCOUNTS

66.                               Records of Account

66.1                        The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)                                 all amounts of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)                                 all sales and purchases of goods by the Company; and

(c)                                  all assets and liabilities of the Company.

66.2                        Such records of account shall be kept at the registered office of the Company or, subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

67.                               Financial Year End

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.

AUDITS

68.                               Annual Audit

Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

69.                               Appointment of Auditor

69.1                        Subject to the Act, the Members shall appoint an auditor to the Company to hold office for such term as the Members deem fit or until a successor is appointed.

69.2                        The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

70.                               Remuneration of Auditor

70.1                        The remuneration of an Auditor appointed by the Members shall be fixed by the Company in general meeting or in such manner as the Members may determine.

70.2                        The remuneration of an Auditor appointed by the Board to fill a casual vacancy in accordance with these Bye-laws shall be fixed by the Board.

71.                               Duties of Auditor

71.1                        The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards.  The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

71.2                        The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act.  If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

72.                               Access to Records

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers for any information in their possession relating to the books or affairs of the Company.

73.                               Financial Statements and the Auditor’s Report

73.1                        The financial statements and/or the auditor’s report as required by the Act shall

(a)                                 be laid before the Members at the annual general meeting; or

(b)                                 be received, accepted, adopted, approved or otherwise acknowledged by the Members by written resolution passed in accordance with these Bye-laws.

74.                               Vacancy in the Office of Auditor

The Board may fill any casual vacancy in the office of the auditor.

VOLUNTARY WINDING-UP AND DISSOLUTION

75.                               Winding-Up

If the Company shall be wound up the liquidator may, subject to the rights and privileges of any holders of Common Shares or Preference Shares pursuant to any Certificate of Designation, and with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members.  The liquidator may, subject to the rights and privileges of any holders of Common Shares or Preference Shares pursuant to any Certificate of Designation, and with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

76.                               Changes to Bye-laws

No Bye-law may be rescinded, altered or amended and no new Bye-law may be made save in accordance with the Act and until the same has been approved by a resolution of the Board and by a resolution of the Members.

77.                               Changes to the Memorandum of Association

No alteration or amendment to the Memorandum of Association may be made save in accordance with the Act and until same has been approved by a resolution of the Board and by a resolution of the Members.

78.                               Mergers and Amalgamations

Notwithstanding the provisions of the Act, any proposed merger agreement or amalgamation agreement to be entered into by the Company pursuant to the Act must be approved by the Board and approved by a resolution of a simple majority of the total voting power of the Common Shares.

79.                               Discontinuance

The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.